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                                                                  Exhibit 10.68

AMENDMENT FOUR

This Amendment (the "Amendment") is entered into as of November 13, 2002 between FUNIMATION PRODUCTIONS, LTD., a Texas limited partnership having its registered office at 6851 NE Loop 820, Suite 247, Fort Worth, Texas 76180 U.S.A. ("Licensor") and Infogrames, Inc, a Delaware corporation having its principal offices at 5300 Stevens Creek Boulevard, Suite 500, San Jose, CA 95129 ("Licensee").

                              W I T N E S S E T H:

     WHEREAS, Licensor and Licensee entered into a Sublicense Agreement dated October 27, 1999, which was subsequently amended by Amendment One dated April 20, 2002, and was further amended by Amendment Two dated June 15, 2002, and was further amended by Amendment Three dated September 20, 2002 (the Sublicense Agreement as amended shall hereafter be referred to as the "Agreement");

     WHEREAS, Amendment One stated the terms and conditions upon which Licensee could grant a sublicense (the "Sublicense") to Prima Games, Inc. ("Prima") for certain "Sublicensed Products";

     WHEREAS, Licensee and Licensor desire to expand the definition of Sublicensed Products to include one (1) additional product under the terms and conditions hereof;

     WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which to enter into this Amendment to amend the Agreement; and

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

1. Licensee shall have the right to grant Prima the right to produce one (1) additional print and online strategy guide under the terms of the Sublicense (hereafter, "Sublicensed Product item #3"). Sublicensed Product item #3 shall be based on Licensed Product item #6, a fighting game for the Playstation 2 platform titled "DragonBall Z: Budokai").

2. The rights granted to Licensee (or to Prima, as applicable) hereunder with respect to Sublicensed Product item #3 are granted under the same terms and conditions applicable to Sublicensed Products under Amendment One, with the exception of those terms which are inconsistent with the express terms of this Amendment.

3. Within thirty (30) days of the execution of this Amendment, Licensee shall pay to Licensor a non-refundable advance of $40,000, such advance to be fully recoupable against future royalties payable for Sublicensed Product item #3. No other advance payment with respect to Sublicensed Product item #3 shall be due or payable.

4. Licensee and Prima shall use reasonable efforts to make Sublicensed Product item #3 available for purchase and delivery to the public on or before the first date Licensed Product item #6 is available for purchase and delivery to the public. Such date is estimated to be December 4, 2002.

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5.  With respect to Sublicensed Product item #3 only, the term of the
Sublicense shall be extended until June 30, 2005, subject to the termination rights of Licensee under the Sublicense and the Agreement.

Except as amended herein, all of the other terms and conditions of the Agreement shall be in full force and effect. In the event of any inconsistency, incongruity or conflict, the terms and conditions of this document shall prevail.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR:

FUNIMATION PRODUCTIONS, LTD.,

a Texas limited partnership



By:  /s/  Robert G. Brennan
    -------------------------

Name:  Robert G. Brennan

Title:  Director of Licensing


LICENSEE:

Infogrames, Inc.

a Delaware corporation



By: /s/  John Hurlbut 11/18/02
   ---------------------------

Name:  John Hurlbut

Title:  Sr. Vice President and General Manager